Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Matador Resources Company of the use of the name Netherland, Sewell & Associates, Inc.; the references to our audit of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2011; and the inclusion of our corresponding audit letter, dated January 27, 2012, included in Matador Resources Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on April 2, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
Name:	G. Lance Binder, P.E.
Title:	Executive Vice President

Dallas, Texas

April 10, 2012